Exhibit 99.1

ISTA Pharmaceuticals Reports Third Quarter 2010 Financial Results

– Net Product Revenues Increased 44% Over Prior-Year Quarter to $42.0 Million –

– ISTA Reaffirms 2010 Guidance, Aims for First Year of Profitability

– (excluding warrant charges) –

IRVINE, Calif., Nov. 2, 2010 /PRNewswire-FirstCall/ — ISTA Pharmaceuticals, Inc. (Nasdaq: ISTA), today reported financial results for the quarter ended September 30, 2010. Third quarter 2010 net revenues were $42.0 million, an increase of 31% from the third quarter of 2009. Excluding the recognition of one-time license revenue in the third quarter of 2009, net product revenues increased 44%. Net loss for the third quarter ended September 30, 2010, was $23.5 million, or $0.70 per diluted share, compared to a net loss of $917,000, or $0.03 per diluted share, for the third quarter ended September 30, 2009. Excluding non-cash warrant valuation adjustments and license revenue, net income for the third quarter of 2010 was $2.8 million, or $0.08 per diluted share compared to a loss of $0.4 million, or $0.01 per diluted share in the third quarter of 2009.

“These are exciting times at ISTA. After a strong first half of the year, the third quarter demonstrates that we are on track for an equally strong second half. Not only are we posting revenue growth for all four products and delivering improved operating profitability, we are achieving key new product pipeline milestones,” stated Vicente Anido, Jr., Ph.D., President and Chief Executive Officer of ISTA. “Most recently, we announced the U.S. Food and Drug Administration (FDA) approved BROMDAY™ (bromfenac ophthalmic solution) 0.09% (formerly known as XiDay), our once-daily formulation of bromfenac sodium ophthalmic solution for the treatment of postoperative inflammation and reduction of ocular pain in patients who have undergone cataract extraction. We believe the introduction of the first and only once-daily non-steroidal anti-inflammatory (NSAID) prescription eye drop will help with treatment compliance and benefit patients recovering from cataract surgery. Our sales force is ready to launch BROMDAY this month. We expect to discontinue the twice-daily XIBROM (bromfenac ophthalmic solution)® 0.09% product in early 2011.”

Continued Anido, “With our newest product pipeline developments, we have proven our ability to extract significant additional value from our core therapeutic compounds, bromfenac and bepotastine. In addition to gaining approvals for BROMDAY and BEPREVE™, we initiated our REMURA™ (bromfenac ophthalmic solution for dry eye) Phase 3 clinical program, plus released the positive results of our Phase 1/2 bepotastine besilate nasal spray study. Based upon these Phase1/2 results, we plan to submit an Investigational New Drug (IND) Application to the FDA for bepotastine nasal spray to initiate Phase 2 clinical studies before the end of 2010. In addition, we expect to report the results of the REMURA Phase 3 dry eye efficacy study in the middle of 2011. Gaining approval for both product candidates would allow us to participate in significantly larger market segments than those for ISTA’s current product offerings. To complement our eye care and allergy franchises, we continue to evaluate acquiring both late-stage drug candidates to add to our pipeline and marketed products to add to our sales portfolio, assets that have the potential to deliver significant value to our stakeholders for years to come.”

Net Revenues

(in millions, except percentage data)

	Three Months Ended			Nine Months Ended
	September 30,		Change	September 30,		Change
	2010	2009		2010	2009
XIBROM	$29.6	$21.4	38%	$71.0	$55.1	29%
BEPREVE	3.9	1.2	225%	10.6	1.2	783%
ISTALOL	5.3	5.1	4%	15.0	13.0	15%
VITRASE	3.2	1.4	129%	8.8	4.0	120%

Product sales, net	42.0	29.1	44%	105.4	73.3	44%
License revenue	—	2.9	—	—	3.1	—

Total revenues	$42.0	$32.0	31%	$105.4	$76.4	38%

Net revenues for the third quarter ended September 30, 2010, were $42.0 million, an increase of 31% over the third quarter of 2009. Net revenue growth was driven primarily by strong demand for XIBROM™ and BEPREVE, supported by revenue increases in VITRASE®. In the third quarter of 2009, ISTA recognized $2.9 million of previously deferred license revenue associated with the termination of a supply agreement. Excluding the recognition of deferred license revenue in 2009, net product revenues increased 44% in third quarter 2010 over third quarter 2009.

Gross margin for the third quarter ended September 30, 2010, was 77%, or $32.3 million, as compared to 77%, or $24.7 million, for the same period in 2009. Product gross margin was 77% for the third quarter 2010 and was 75% for the third quarter ended September 30, 2009. Product gross margin improved due to increased sales of our higher gross margin products, XIBROM and BEPREVE.

Research and development (R&D) expenses for the quarter ended September 30, 2010, were $7.9 million, as compared to $6.3 million during the corresponding period of 2009. The increase over the prior-year period was due primarily to the timing, initiation and completion of clinical trials. ISTA initiated its Phase 1/2 clinical program for bepotastine nasal spray in July and its REMURA Phase 3 clinical program for dry eye disease in September.

Selling, general, and administrative, or SG&A, expenses for the quarter ended September 30, 2010, increased to $19.6 million from $13.2 million for the corresponding period in 2009. The increase over the prior-year period reflects the addition of approximately 65 new sales representatives and related corporate new hires earlier in the year, plus promotional activities associated with the launch of BEPREVE.

Operating income for the quarter ended September 30, 2010, was $4.8 million, compared to an operating income of $5.2 million in the corresponding quarter of 2009, which included the license revenue of $2.9 million.

Other expense for the quarters ended September 30, 2010 and 2009, included non-cash valuation losses of $26.3 million and $3.4 million, respectively, as a result of marking common stock warrants to market. Non-cash warrant valuation adjustments are driven primarily by the change in ISTA’s stock price quarter over quarter. The non-cash warrant valuation loss decreased reported net loss for the quarter ended September 30, 2010, to $23.5 million, or $0.70 per diluted share. Without the non-cash warrant valuation loss, net income was $2.8 million, or $0.08 per diluted share. In the third quarter of 2009, the non-cash warrant valuation loss for the third quarter 2009 decreased reported net loss to $917,000, or $0.03 per diluted share. Without the non-cash warrant valuation loss, third quarter 2009 net income was $2.5 million, or $0.07 per diluted share.

At September 30, 2010, ISTA had cash of $67.2 million, which included $13 million borrowed under ISTA’s revolving line of credit with Silicon Valley Bank. Cash at September 30, 2010, included $16.7 million of reserved royalties on bromfenac.

ISTA Reaffirms 2010 Net Revenues and Net Income Guidance

•

ISTA expects its net revenues for 2010 will be approximately in the middle of the $147 million to $165 million range. ISTA expects sales from XIBROM and BROMDAY combined will be at the higher end of the $95 million to $105 million range and anticipates sales from BEPREVE will be approximately $16 million to $20 million.

•	ISTA expects its gross margin will be at the higher end of the 74% to 76% range of net revenues.

•	ISTA expects R&D expenses will be at the lower end of the 18% to 22% range of net revenues, due to the timing of its clinical programs.

•

ISTA expects SG&A expenses will be at the higher end of the 48% to 52% range of net revenues due to launch expenses for BROMDAY. On a dollar basis, ISTA expects SG&A expenses in the fourth quarter of 2010 to be higher than third quarter due to BROMDAY launch costs.

•	ISTA’s expectations for operating income are unchanged at approximately $8 million to $10 million.

•

ISTA expects 2010 to be its first year of profitability with net income of at least $1 million, or earnings per share of $0.02, excluding any non-cash warrant valuation adjustments. As of September 30, 2010, ISTA’s fully diluted common shares, including its outstanding shares of common stock plus warrants and stock options on a treasury stock basis were approximately 43 million shares.

•

ISTA expects its year-end cash balance to be at least $70 million including amounts borrowed under its revolving credit facility with Silicon Valley Bank. Included in the year-end cash balance estimate is $20 million to $25 million in reserved bromfenac royalties.

ISTA Provides 2011 Net Revenues Outlook

ISTA expects its 2011 net revenues to be in the range of $175 million to $190 million. The company will provide further guidance on 2011 when ISTA reports its 2010 full year results.

Update on Bromfenac Patent Litigation

On August 26, 2010, the U.S. District Court for the Central District of California, stayed the legal action filed in April 2010 by ISTA Pharmaceuticals, Inc. (“ISTA”) against Senju Pharmaceutical, Co. Ltd. (“Senju”), in which ISTA seeks, among other remedies, a declaratory judgment that no further royalties are due to Senju related to XIBROM (bromfenac), following a relevant patent’s expiration in January 2009. Legal action was stayed pending arbitration upon Senju’s request. In September 2010, Senju filed for arbitration. ISTA is currently preparing a response to the International Chamber of Commerce’s Court of Arbitration.

There can be no assurances about the duration of the arbitration or appeals that may be filed before, during or after the arbitration process, or how the dispute might be resolved. ISTA has not paid royalties to Senju on XIBROM revenues for 2010 but has been reserving amounts equal to the XIBROM royalties as if owed. ISTA plans to continue reserving for XIBROM and BROMDAY royalties as if owed until the litigation is resolved. As a result, ISTA has not taken into account any potential outcome of this litigation in its 2010 management guidance on expected financial results.

Conference Call

ISTA will host a conference call with a simultaneous webcast today, November 2, 2010, at 4:30 PM Eastern Time, to discuss its third quarter 2010 results. To access the live conference call, U.S. and Canadian participants may dial 866-202-1971; international participants may dial 617-213-8842. The access code for the live call is 22888741. To access the 24-hour audio replay, U.S. and Canadian participants may dial 888-286-8010; international participants may dial 617-801-6888. The access code for the replay is 97091207. This conference call also will be webcast live and archived on ISTA’s website for 30 days at http://www.istavision.com.

ABOUT ISTA PHARMACEUTICALS

ISTA Pharmaceuticals, Inc., is the fourth largest and fastest growing branded prescription eye care business in the United States, with an expanding focus on allergy therapeutics. ISTA currently markets five products, including treatments for ocular inflammation and pain post-cataract surgery, glaucoma and ocular itching associated with allergic conjunctivitis. The company’s development pipeline contains additional candidates in various stages of development to treat dry eye, ocular inflammation and pain and nasal allergies. Headquartered in Irvine, California, the company generated 2009 revenues of $111 million. For additional information about ISTA Pharmaceuticals, please visit the corporate website at www.istavision.com.

BROMDAY™ (bromfenac ophthalmic solution) 0.09%, XIBROM (bromfenac ophthalmic solution)® 0.09%, ISTALOL® (timolol maleate ophthalmic solution) 0.5%, VITRASE® (hyaluronidase injection) Ovine, 200 USP Units/mL, BEPREVE® (bepotastine besilate ophthalmic solution) 1.5% and REMURA™ (bromfenac ophthalmic solution for dry eye) are trademarks of ISTA Pharmaceuticals, Inc.

Full prescribing information for BROMDAY is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/BROMDAYPI101008.pdf

Full prescribing information for XIBROM is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/XIB590-July2010.pdf

Full prescribing information for ISTALOL is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/ISTALOL_Full_PI-ISL274.pdf

Full prescribing information for VITRASE is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/VITRASE200_package_insert.pdf

Full prescribing information for BEPREVE is available on ISTA Pharmaceuticals’ website at www.istavision.com/pdf/Bepreve_insert.pdf

FORWARD-LOOKING STATEMENTS

Any statements contained in this press release that refer to future events or other non-historical matters are forward-looking statements. Without limiting the foregoing, but by way of example, statements contained in this press release relating to ISTA’s 2010 and 2011 expected financial results, the successful launch of once-daily BROMDAY, filing of the IND and initiation of a Phase 2 bepotastine nasal spray study before the end of 2010, completion of the REMURA Phase 3 efficacy and safety studies and reporting of efficacy results in the middle of 2011, the successful growth of BEPREVE, the continued growth of ISTA’s XIBROM/BROMDAY franchise, timing and outcome of the royalty litigation between ISTA and Senju and ISTA’s prospects for its long-term financial growth are forward-looking statements. Except as required by law, ISTA disclaims any intent or obligation to update any forward-looking statements. These forward-looking statements are based on ISTA’s expectations as of the date of this press release and are subject to risks and uncertainties that could cause actual results to differ materially. These risks and uncertainties include, among other things, risks associated with: timely receipt and maintenance of regulatory approvals for ISTA’s products and product candidates, and continued compliance with the FDA and/or other governmental regulations applicable to ISTA’s facilities, products and/or business; successful and timely completion of clinical trials and other research and development efforts for ISTA’s product candidates; successful implementation of any product acquisition or in-licensing transactions that ISTA might pursue and close; generic manufacturers’ receipt of approval for generic versions of ISTA’s products; market acceptance of and demand for ISTA’s approved products and the impact of competitive products and pricing; ISTA’s ability to manage its anticipated growth; ISTA’s ability to raise capital on favorable terms in the future, if required; unpredictable and unstable changes in economic conditions; continued compliance with third-party borrowing arrangements; timely performance by ISTA’s strategic partners of their respective obligations under existing collaborations and licensing arrangements; the continued availability of third-party sourced products and raw materials on commercially reasonable terms, or at all; the continued availability of third-party reimbursement; the scope, validity, and enforceability of patents related to ISTA’s products and technologies and the impact of patents and other intellectual property rights held by third parties; and such other risks and uncertainties as detailed from time to time in ISTA’s public filings with the U. S. Securities and Exchange Commission, including but not limited to ISTA’s Annual Report on Form 10-K for the year ended December 31, 2009, and Form 10-Q for the second quarter ended June 30, 2010.

Non-GAAP Financial Measures

ISTA believes the metric “net income excluding non-cash warrant valuation adjustments and license revenue” is a useful financial measure for investors in evaluating the company’s performance for the periods presented. This metric, however, is not a measure of financial performance under accounting principles generally accepted in the United States (GAAP) and should not be considered a substitute for net income (loss) in accordance with GAAP and may not be comparable to similarly titled measures reported by other companies. For a reconciliation of net income (loss) to net income excluding non-cash warrant valuation adjustments and license revenue, see the table below.

ISTA Pharmaceuticals, Inc.

Reconciliation of GAAP Net Income (Loss) to Adjusted Net Income (Loss)

(In thousands)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Net (loss) income	$(23,516)	$(917)	$3,127	$(57,175)
Gain (loss) on warrant valuation	(26,338)	(3,396)	7,159	(50,703)
License revenue	—	2,917	—	3,055

Adjusted net (loss) income	$2,822	$(438)	$(4,032)	$(9,527)

ISTA Pharmaceuticals, Inc.

Condensed Statements of Operations

(In thousands, except per share data)

(unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2010	2009	2010	2009
Revenues:
Product sales, net	$42,020	$29,080	$105,393	$73,309
License revenue	—	2,917	—	3,055

Total revenues	42,020	31,997	105,393	76,364
Cost of products sold	9,678	7,304	25,171	18,647

Gross profit margin	32,342	24,693	80,222	57,717
Costs and expenses:
Research and development	7,945	6,257	17,779	19,643
Selling, general and administrative	19,614	13,187	60,383	38,874

Total costs and expenses	27,559	19,444	78,162	58,517

Income (loss) from operations	4,783	5,249	2,060	(800)
Other (expense) income:
Interest expense	(2,081)	(2,779)	(6,225)	(6,494)
Gain on derivative valuation	117	319	130	1,158
Gain (loss) on warrant valuation	(26,338)	(3,396)	7,159	(50,703)
Other, net	3	(310)	3	(336)

Total other (expense) income, net	(28,299)	(6,166)	1,067	(56,375)

Net (loss) income	$(23,516)	$(917)	$3,127	$(57,175)

Net (loss) income per common share, basic	$(0.70)	$(0.03)	$0.09	$(1.72)

Shares used in computing net (loss) income per common share, basic	33,483	33,251	33,418	33,210

Net (loss) income per common share, diluted	$(0.70)	$(0.03)	$0.07	$(1.72)

Shares used in computing net (loss) income per common share, diluted	33,483	33,251	42,939	33,210

ISTA Pharmaceuticals, Inc.

Summary of Balance Sheet Data

(In thousands)

(unaudited)

	September 30, 2010	December 31, 2009
Cash	$67,213	$53,702
Working capital	8,808	29,113
Total assets	112,175	89,144
Current portion of Facility Agreement	21,450	—
Facility Agreement, net of current portion	37,994	57,438
Total stockholders’ deficit	(71,838)	(78,028)

SOURCE: ISTA Pharmaceuticals, Inc.

CONTACTS

Investor Relations:

Lauren Silvernail

949-788-5302

lsilvernail@istavision.com

Jeanie Herbert

949-789-3159

jherbert@istavision.com

Juliane Snowden

Burns McClellan

212-213-0006

jsnowden@burnsmc.com

General Media:

Justin Jackson

Burns McClellan

212-213-0006

jjackson@burnsmc.com

Trade Media:

Tad Heitmann

BioComm Network

949-494-3140

theitmann@BioCommNetwork.com

Web Site: http://www.istavision.com